--------                                              OMB NUMBER:      3235-0104
 FORM 4                                               Expires: December 31, 2001
--------                                              Estimated average burden
                                                      Hours per response     0.5
[ ] Check this box if
    not longer subject
    to Section 16. Form
    4 or Form 5
    obligation may
    continue. See
    Instruction 1(b)


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print of Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or  4. Statement for          6. Relationship of Reporting
Klem            Robert         E.             Trading Symbol                Month/Year                Person(s) to Issuer
----------------------------------------      Genta Incorporated            December 2001             (Check all applicable)
     (Last)     (First)     (Middle)          (Nasdaq: GNTA)                                              Director    10%   Owner
                                                                         ------------------------    ----             ----
c/o Genta Incorporated,                                                                               X   Officer           Other
Two Connell Drive                          ----------------------------  5.  If Amendment, Date      ---- (give       ----  (specify
----------------------------------------   3. IRS Identification             of Original                  title below)
             (Street)                         Number of Reporting            (Month/Day/Year)        VP Research & Development
Berkeley Heights     NJ        07922          Person, if an Entity                                  --------------------------------
----------------------------------------      (Voluntary)                                           7. Individual or Joint/Group
      (City)      (State)      (Zip)       ----------------------------                                Filing
                                                                                                       (Check applicable line)
                                                                                                       X    Form filed by One
                                                                                                      ----  Reporting Person
                                                                                                            More than One
                                                                                                      ----  Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                       TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Transaction   3. Transaction    4. Securities        5. Amount of    6. Ownership    7. Nature  of
    (Instr. 3)                   Date             Code              Acquired (A) or      Securities      From            Indirect
                                                  (Instr. 8)        Disposed of          Beneficially    Direct (D)      Beneficial
                                                                    (D) (Instr. 3,       Owned at End    or Indirect     Ownership
                                                                    4 and 5)             of Month        (I)
                              -----------------------------------------------------
                                  (Month/                              (A) or            (Instr. 3       (Instr. 4)      (Instr. 4)
                                 Day/Year)      Code    V       Amount   (D)  Price      and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001   12/04/01         X               6,000    A   $2.03125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001   12/04/01         S               6,000    D   $15.7708
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001   12/17/01         X               2,250    A   $2.03125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001   12/17/01         X               3,750    A   $0.94375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001   12/17/01         S               6,000    D   $14.2715      -0-(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                         UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of          2. Conversion     3. Transaction     4. Transaction     5. Number of       6. Date Exer-        7. Title and
   Derivative           or Exercise       Date               Code               Derivative         cisable and          Amount of
   Security             Price of          (Month/            (Instr. 8)         Securities         Expiration           Underlying
   (Instr. 3)           Derivative        Day/Year)                             Acquired           Date (Month/         Securities
                                                                                (A) or             Day/Year)            (Instr. 3
                                                                                Disposed of        Security             and 4)
                                                                                (D) (Instr.
                                                                                3, 4 and 5)
                                                          --------------------------------------------------------------------------
                                                            Code     V          A        D       Date Exer-  Expir-   Title   Amount
                                                                                                 cisable     ration           of
                                                                                                             Date             Number
                                                                                                                              of
                                                                                                                              Shares
------------------------------------------------------------------------------------------------------------------------------------
Options to acquire
 Common Stock(1)         $2.03125       12/04/01            X                          6,000     3/19/00   3/19/02   Common    6,000
                                                                                                                     Stock
                                                                                                                     Par Value
                                                                                                                     $.001
------------------------------------------------------------------------------------------------------------------------------------
Options to acquire
 Common Stock(1)         $2.03125       12/17/01            X                          2,250      3/19/00  3/19/02   Common    2,250
                                                                                                                     Stock
                                                                                                                     Par Value
                                                                                                                     $.001
------------------------------------------------------------------------------------------------------------------------------------
Options to acquire
 Common Stock(1)         $0.94375       12/17/01            X                          3,750      3/31/99  5/28/08   Common    3,750
                                                                                                                     Stock
                                                                                                                     Par Value
                                                                                                                     $.001
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
8. Price of         9. Number of           10. Ownership Form of           11. Nature of
   Derivative          Derivative              Derivative Security:            Indirect
   Security            Beneficially            Direct (D) or                   Beneficial
   (Instr. 5)          Owned at End            Indirect (I)                    Ownership
                       of Month                (Instr. 4)                      (Instr. 4)
                       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  $12,187.50
------------------------------------------------------------------------------------------------------------------------------------
  $ 4,570.31
------------------------------------------------------------------------------------------------------------------------------------
  $ 3,539.06            634,353                    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) Does not include 12,000 shares held by the Reporting Person's children's individual retirement accounts.
(2) Issued under the Company's 1998 Employee Stock Incentive Plan.


                                                                                /s/ Robert E. Klem                December 21, 2001
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.
  If space is insufficient, See Instruction 6 for procedure.

  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
